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                                                                    EXHIBIT 99.1


                              N E W S R E L E A S E
[KING LOGO]



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FOR IMMEDIATE RELEASE

                KING PHARMACEUTICALS PREVIOUSLY ANNOUNCED PLANNED
                  ACQUISITION OF MERIDIAN MEDICAL TECHNOLOGIES
                        APPROVED BY MERIDIAN SHAREHOLDERS


BRISTOL, TENNESSEE, January 8, 2003 - King Pharmaceuticals, Inc. (NYSE: KG) and Meridian Medical Technologies, Inc. (NASDAQ: MTEC) reported that the shareholders of Meridian approved today the previously announced planned acquisition of Meridian by King. Pursuant to the terms of the acquisition, Meridian shareholders will receive a cash price of $44.50 per share of Meridian common stock, totaling $247.8 million. King and Meridian expect the transaction to close later today.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

Meridian Medical Technologies, a specialty pharmaceuticals company, is a world leader in sales of auto-injector drug delivery systems. Meridian develops health care products designed to save lives, reduce health care costs and improve quality of life.

                                      # # #

                                    Contacts:

             KING: James E. Green, Vice President, Corporate Affairs
                                  423-989-8125

MERIDIAN: Lenny Santiago, Manager, Investor Relations & Corporate Communications
                                  443-259-7842

                                EXECUTIVE OFFICES

                              KING PHARMACEUTICALS
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620

                          MERIDIAN MEDICAL TECHNOLOGIES
                10240 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND 21046